PROGRESSIVE TELECOMMUNICATIONS CORPORATION
601 Cleveland Street, Suite 930
Clearwater, FL  33755


							November 10, 1999


Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, NY 11530

Gentlemen:

	As compensation for legal consulting services rendered by you as reflected in your statement dated November 10, 1999, we confirm our agreement to issue to you an aggregate of 20,000 shares of Progressive Telecommunications
Corporation (the "Company")common stock, $.001 par value, as follows:

	Joel C. Schneider      	10,000
	Herbert H. Sommer      	10,000.

These shares will be issued upon the effective date of a Form S-8 Registration Statement and the delivery of the documents to you which constitute the S-8 Prospectus, which the Company agrees to complete with your assistance, free and clear of any restrictions on sale by you. We also confirm that the board of directors of the Company have duly approved the issuance of shares to you. Please confirm that this correctly sets forth our understanding relating to the settlement of compensation due to you for extra copy of this letter and returning it to us.

					      PROGRESSIVE TELECOMMUNICATION CORPORATION


					      BY:   /s/ Barry L. Shevlin
          						 	Barry L. Shevlin, CEO


Accepted:


	 /s/ Herbert H. Sommer    		                /s/ Joel C. Schneider
     	 Herbert H. Somme                         	 Joel C. Schneider